Exhibit 99.1

ALTRIA REPORTS 2008 FULL YEAR AND FOURTH-QUARTER RESULTS

2008 FULL YEAR RESULTS

•	Altria’s 2008 adjusted diluted earnings per share from continuing operations up 10% to $1.65 versus $1.50 in 2007

•	Altria’s 2008 reported diluted earnings per share from continuing operations of $1.48, unchanged versus 2007

•	PM USA’s 2008 adjusted operating companies income up 2.5% versus 2007 to $5.0 billion

•	PM USA’s 2008 reported operating companies income up 7.9% versus 2007 to $4.9 billion

•	Marlboro delivers strong retail share gains, up 0.6 share points versus 2007 to 41.6%

2008 FOURTH-QUARTER RESULTS

•	Altria’s 2008 fourth-quarter adjusted diluted earnings per share from continuing operations up 5.7% to $0.37 versus $0.35 in the fourth quarter of 2007

•	Altria’s 2008 fourth-quarter reported diluted earnings per share from continuing operations were $0.33 versus $0.39 in the fourth quarter of 2007

•	PM USA’s 2008 fourth-quarter adjusted operating companies income increased 4.8% versus the fourth quarter of 2007

•	PM USA’s 2008 fourth-quarter reported operating companies income increased 3.5% versus the fourth quarter of 2007

•	Marlboro delivers strong retail share gains, up 0.4 share points versus the fourth quarter of 2007 to 41.6%

2009 FULL YEAR EARNINGS PER SHARE GUIDANCE

•

Altria forecasts 2009 adjusted full year diluted earnings per share from continuing operations will increase to a range of $1.70 to $1.75. This represents a 3% to 6% growth rate from an adjusted base of $1.65 per share in 2008.

6601 West Broad Street, Richmond, VA 23230

RICHMOND, Va. January 29, 2009 – Altria Group, Inc. (Altria) (NYSE: MO) today announced 2008 full year reported diluted earnings per share (EPS) from continuing operations of $1.48, unchanged from $1.48 in 2007. These reported results reflect solid operating companies income (OCI) performance by Philip Morris USA Inc. (PM USA) and John Middleton Co. (Middleton), and lower general corporate expenses, partially offset by higher asset impairment, exit, integration and implementation costs, a higher income tax rate, and other items detailed on Schedule 6. Adjusted diluted EPS from continuing operations increased 10.0% to $1.65 versus $1.50 in 2007 as shown in Table 1 below.

For the fourth quarter of 2008, reported diluted EPS from continuing operations were $0.33 versus $0.39 in the fourth quarter of 2007, down 15.4% versus the prior-year period. This quarter’s reported results were impacted by charges related to a restructuring of certain corporate, selling, general and administrative (SG&A) and manufacturing functions during the quarter, financing fees and interest expenses related to the acquisition of UST Inc. (UST), an increased allowance for losses at Philip Morris Capital Corporation (PMCC), and other items detailed on Schedule 5. These factors were partially offset by solid OCI performance by PM USA and Middleton, and lower general corporate expenses. Adjusted diluted EPS from continuing operations increased 5.7% to $0.37 versus $0.35 in the fourth quarter of 2007 as shown in Table 1 below.

“Altria delivered strong 2008 business results in a year of significant change for the company,” said Michael E. Szymanczyk, Chairman and Chief Executive Officer of Altria. “In 2008, Altria successfully completed both the spin-off of PMI and a significant corporate restructuring, which included relocating our headquarters to Richmond, Virginia.”

“In early January of 2009, Altria completed the acquisition of UST, which transformed Altria into the premier tobacco company in the United States,” Mr. Szymanczyk said. “Our tobacco operating companies have four powerful brands, Marlboro, Copenhagen, Skoal and Black & Mild, which are leaders in the largest and most profitable domestic tobacco categories. Looking ahead, our tobacco businesses are exceedingly well positioned to continue delivering superior shareholder return.”

Conference Call

A conference call with members of the investment community and news media will be webcast on January 29, 2009 at 9:00 a.m. Eastern Time. Access to the webcast is available at www.altria.com.

Table 1 - Altria’s Adjusted Full Year and Fourth-Quarter Results Excluding Special Items

	Full Year			Fourth Quarter
	2008	2007	Change	2008	2007	Change
Reported diluted EPS from continuing operations	$1.48	$1.48	0.0%	$0.33	$0.39	-15.4%
Asset impairment, exit, integration and implementation costs	0.15	0.15		0.06	0.02
Recoveries from airline industry exposure	—	(0.06)		—	—
Gain on sale of corporate headquarters building	(0.12)	—		—	—
Loss on early extinguishment of debt	0.12	—		—	—
SABMiller intangible asset impairments	0.03	—		—	—
Financing fees	0.02	—		0.01	—
Tax items	(0.03)	(0.09)		(0.03)	(0.06)
Interest on tax reserve transfers to Kraft	—	0.02		—	—

Adjusted diluted EPS from continuing operations	$1.65	$1.50	10.0%	$0.37	$0.35	5.7%

UST Acquisition

On January 6, 2009, Altria completed the acquisition of UST, which included UST’s smokeless tobacco and wine businesses. UST’s primary subsidiaries are U.S. Smokeless Tobacco Company (USSTC), the world’s leading manufacturer and marketer of smokeless tobacco products, and Ste. Michelle Wine Estates, a leading premium wine producer in the United States. The transaction was valued at approximately $11.7 billion, which included the assumption of approximately $1.3 billion of debt.

Since Altria did not own UST until 2009, UST’s 2008 financial results are not included in this press release. Altria expects to file UST’s 2008 financial results on January 30, 2009. UST’s 2008 financial results and business performance were in line with guidance and prior reported periods provided in UST’s third quarter earnings press release dated October 24, 2008.

Altria has identified an additional $50 million in new UST integration cost savings, bringing total anticipated cost savings to $300 million by 2011. Altria expects to absorb all costs related to the UST acquisition in 2009, and incur pre-tax charges of approximately $550 million related to transaction and restructuring costs.

Altria funded the acquisition of UST with a new $4.3 billion bridge loan facility entered into on December 19, 2008, and available cash generated by its recent issuance of long-term notes. In November 2008, Altria issued a total of $6 billion in notes with 5-, 10-, and 30-year maturities with interest rates of 8.5%, 9.7% and 9.95%, respectively. In December 2008, Altria issued $775 million of notes with an 18-month maturity and an interest rate of 7.125%. Altria intends to access the public debt market in 2009 to refinance the bridge loan borrowings with long-term debt.

Altria expects the UST acquisition to be accretive to its adjusted diluted earnings per share in 2010. The acquisition might be accretive in 2009 depending upon the timing of the realization of integration cost savings, the responsiveness of USSTC’s brands to planned investment spending, moist smokeless category growth trends, and interest rates for refinancing the bridge loan borrowings.

Cost Management

Altria and its companies continue to have aggressive cost management programs. In 2007 and 2008, Altria delivered $640 million in total cost savings. Altria expects to deliver an additional $860 million in cost savings for total cost reductions of $1.5 billion versus 2006, as shown in Table 2 below. This updated target includes $250 million in newly identified cost savings, which includes the additional $50 million in UST integration cost savings discussed above in the UST acquisition section.

Table 2 - Altria and its Operating Companies Cost Reduction Initiatives

($ in Millions)	Cost Savings Achieved		Additional Cost Savings Expected by	Total Savings Expected
	2007	2008	2011
Corporate Expense and SG&A	$401	$239	$372	$1,012
UST Integration	—	—	300	300
Manufacturing Optimization
Program	—	—	188	188

Totals	$401	$239	$860	$1,500

Note:	In 2007, SG&A costs reductions were $319 million and corporate expense savings were $82 million. In 2008, SG&A reductions were $104 million and corporate expense savings were $135 million.

During the fourth quarter of 2008, Altria and its operating companies commenced restructuring certain corporate, SG&A and manufacturing functions and recognized related charges of $126 million.

Pension Plan Funding

Altria’s pension plans’ assets were negatively impacted by declining equity and tightening credit markets in 2008. The rate of return on pension assets in 2008 was a negative 26%. In addition, Altria’s 2008 pension discount rate decreased from 6.2% in 2007 to 6.1% in 2008, which increased the plans’ liabilities. As of December 31, 2008, Altria’s pension plans’ assets totaled $3.9 billion and were 80% funded on an accumulated benefit obligation (ABO) basis. The funded status reflects ABO liabilities for Altria qualified pension plans as well as the plans that cannot be funded under Internal Revenue Service regulations. Altria anticipates contributing approximately $20 million to its pension plans in 2009.

Share Repurchase Program

Given the current economic environment, Altria is suspending its $4.0 billion 2008-2010 share repurchase program, $1.2 billion of which was completed in 2008. Altria believes it is in the best interest of shareholders to preserve financial flexibility while it completes the financing of the UST transaction. This change gives Altria the opportunity to monitor economic impacts on its business and protect its investment grade credit rating. During 2009, Altria intends to focus on earnings per share growth and continuing its strong dividend policy. The company recognizes the importance of share repurchases to investors and intends to evaluate them again in early 2010.

2009 Full Year Earnings Per Share Guidance

Altria forecasts that 2009 adjusted full year diluted earnings per share from continuing operations will grow to a range of $1.70 to $1.75. This represents a 3% to 6% growth rate from an adjusted base of $1.65 per share in 2008. This forecast reflects higher tobacco excise taxes, investment spending on USSTC’s brands, ongoing cost reduction initiatives, increased pension expenses and no share repurchases. The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to these projections.

Altria also anticipates that in 2009 capital expenditures will be approximately $350 million, and depreciation and amortization will be approximately $300 million.

ALTRIA GROUP, INC.

Altria’s management reviews operating companies income (OCI), which is defined as operating income before corporate expenses and amortization of intangibles, to evaluate segment performance and allocate resources. Altria’s management also reviews OCI, operating margins and EPS on an adjusted basis. Management believes it is appropriate to disclose these measures to help investors analyze business performance and trends. For a reconciliation of operating companies income to operating income, see the Consolidated Statements of Earnings contained in this release. Reconciliations of adjusted measures to corresponding GAAP measures are also provided in the release. Altria’s 2008 reporting segments are Cigarettes and other tobacco products; Cigars; and Financial services. All references in this news release are to continuing operations, unless otherwise noted.

Altria’s 2008 Full Year and Fourth-Quarter Results

For the full year 2008, Altria’s net revenues increased 3.7% to $19.4 billion. Operating income increased 11.6% to $4.9 billion, primarily driven by higher OCI, net costs and charges related to the Philip Morris International (PMI) spin-off, and lower general corporate expenses. Earnings from continuing operations decreased 1.3% to $3.1 billion due primarily to a $393 million loss on early retirement of debt related to the PMI spin-off and a higher tax rate. Net earnings, which include PMI and Kraft Foods Inc. (Kraft) as discontinued operations, decreased 49.6% to $4.9 billion due to the spin-offs of Kraft and PMI. Altria completed the Kraft spin-off in March 2007 and the PMI spin-off in March 2008.

For the fourth quarter of 2008, Altria’s net revenues increased 2.8% to $4.7 billion. Operating income decreased 0.7% to $1.0 billion, primarily driven by charges of $76 million related to a restructuring of certain corporate functions, charges of $50 million related to a restructuring of certain SG&A and manufacturing functions, and a $50 million increase in the allowance for losses at PMCC, partially offset by lower general corporate expenses. Earnings from continuing operations decreased 17.2% to $679 million due primarily to higher financing fees and interest expense related to the UST acquisition and a higher tax rate. Net earnings, which include PMI as a discontinued operation, decreased 69.0% to $679 million due to the PMI spin-off.

CIGARETTES and OTHER TOBACCO PRODUCTS

2008 Full Year and Fourth-Quarter Results

PM USA delivered solid income and retail share results in 2008. For the full year 2008, net revenues increased 1.5% to $18.8 billion. Revenues net of excise taxes increased 2.6% to $15.4 billion, primarily driven by lower wholesale promotional allowance rates, partially offset by lower volume. Fourth-quarter net revenues increased 1.1% to $4.5 billion, and fourth-quarter revenues net of excise taxes increased 1.8% to $3.7 billion.

Following the PMI spin-off in March 2008, PM USA began reporting revenues and costs of sales for contract volume manufactured for PMI consistent with all other sales to third parties. PM USA’s full year 2008 revenues included $298 million, and fourth-quarter revenues included $91 million, from contract volume manufactured for PMI. The contract manufacturing agreement with PMI terminated in December 2008. PM USA’s adjusted revenues net of excise taxes and contract volume manufactured for PMI for full year 2008 and the fourth quarter of 2008 are summarized in Table 3 below.

Table 3 - PM USA’s Adjusted Revenues ($ Millions)

	Full Year			Fourth Quarter
	2008	2007	Δ	2008	2007	Δ
PM USA net revenues	$18,753	$18,470	1.5%	$4,520	$4,472	1.1%
Excise taxes on cigarettes and other tobacco products	(3,338)	(3,449)		(805)	(823)

PM USA revenues net of excise taxes	15,415	15,021	2.6%	3,715	3,649	1.8%
Revenues for contract volume manufactured for PMI	(298)	—		(91)	—

Adjusted PM USA revenues net of excise taxes and contract volume manufactured for PMI	$15,117	$15,021	0.6%	$3,624	$3,649	-0.7%

For the full year 2008, PM USA’s reported OCI was $4.9 billion, a 7.9% increase compared to 2007. The increase was due to lower wholesale promotional allowance rates and lower SG&A spending as well as lower charges related to the closure of its Cabarrus, North Carolina cigarette manufacturing facility, partially offset by lower volume, increased resolution expenses, costs related to the reduction of contract volume manufactured for PMI, higher leaf costs, and higher promotional expenditures. Adjusted for costs shown in Table 4 below, PM USA’s 2008 OCI increased by 2.5% to $5.0 billion, and its 2008 adjusted operating margins expanded by 0.6 percentage points to 33.3% versus 2007. Over the past two years, PM USA has reduced its SG&A expenses by $423 million. PM USA delivered $319 million in SG&A savings in 2007 and another $104 million in 2008.

For the fourth quarter of 2008, PM USA’s reported OCI of $1.1 billion increased 3.5% versus the prior-year period. The increase was due to lower wholesale promotional allowance rates and SG&A spending, partially offset by lower volume, higher promotional expenditures, and charges of $48 million related to a restructuring of certain SG&A and manufacturing functions during the quarter. PM USA delivered approximately $60 million in SG&A savings in the fourth quarter. Adjusted for costs shown in Table 4 below, PM USA’s fourth-quarter adjusted OCI increased by 4.8% to $1.2 billion, and its adjusted operating margins increased by 1.7 percentage points versus the prior-year period.

Table 4 - PM USA’s Adjusted OCI ($ Millions)

	Full Year				Fourth Quarter
	2008	2007	Δ		2008	2007	Δ
PM USA reported operating companies income	$4,866	$4,511	7.9%		$1,120	$1,082	3.5%
Asset impairment, exit and implementation costs*	166	371			74	31
Provision for Scott Case	—	26			—	26

Adjusted PM USA operating companies income	$5,032	$4,908	2.5%		$1,194	$1,139	4.8%

PM USA’s Adjusted OCI margin**	33.3%	32.7%	0.6	pp	32.9%	31.2%	1.7	pp

*	Asset impairment, exit and implementation costs totaled $166 million in full year 2008 and $74 million in the fourth quarter of 2008, which included costs related to the Cabarrus facility closure of $118 million in full year 2008 and $26 million in the fourth quarter of 2008. Costs related to the restructuring of certain corporate, SG&A and manufacturing functions were $48 million, which are reflected in full year 2008 and the fourth quarter of 2008 results.
**	Adjusted OCI margins are calculated as adjusted operating companies income, divided by adjusted PM USA revenues net of excise taxes and contract volume manufactured for PMI.
Note:	In Altria’s earnings press release dated January 30, 2008, PM USA’s fourth-quarter OCI of $4,518 million included $7 million of OCI contribution for Middleton. Beginning in 2008, Middleton’s financial results are reported as a separate reporting segment.

PM USA’s 2008 domestic cigarette shipment volume of 169.4 billion units was 3.2% lower than the prior-year period, and was estimated to be down approximately 4% when adjusted for changes in trade inventories and calendar differences. For the fourth quarter of 2008, PM USA’s domestic cigarette shipment volume of 40.8 billion units was 2.1% lower than the prior-year period, and was estimated to be down approximately 3.5% when adjusted for changes in trade inventories. PM USA’s cigarette volume performance by brand is summarized in Table 5 below.

Table 5 - PM USA’s Cigarette Volume* by Brand (Billion Units)

	Full Year			Fourth Quarter
	2008	2007	Δ**	2008	2007	Δ**
Marlboro	141.5	144.4	(2.0)%	34.1	34.3	(0.5)%
Parliament	5.5	6.0	(9.2)%	1.4	1.6	(13.0)%
Virginia Slims	6.3	7.0	(9.7)%	1.6	1.6	(3.3)%
Basic	12.1	13.2	(8.5)%	2.8	3.1	(9.7)%

Focus Brands	165.4	170.6	(3.1)%	39.9	40.6	(1.8)%
Other PM USA	4.0	4.5	(10.1)%	0.9	1.1	(13.1)%

Total PM USA	169.4	175.1	(3.2)%	40.8	41.7	(2.1)%

*	Unit volume includes units sold as well as promotional units, and excludes Puerto Rico, U.S. Territories, Overseas Military, Philip Morris Duty Free Inc. and contract manufacturing for PMI.
**	Calculation based on millions of units.

For the full year 2008, PM USA’s retail cigarette share grew 0.1 share points to 50.7%, driven by Marlboro’s strong share gains. In 2008, Marlboro achieved record retail share as the brand gained 0.6 share points versus 2007 to 41.6% as shown in Table 6 below.

Marlboro achieved strong quarterly share results in the fourth quarter, gaining 0.4 share points to 41.6%. PM USA’s overall retail cigarette share declined 0.3 points versus the prior-year period to 50.4% as shown in Table 6 below.

Table 6 - PM USA’s Cigarette Retail Share*

	Full Year			Fourth Quarter
	2008	2007	Δ	2008	2007	Δ
Marlboro	41.6	41.0	0.6 pp	41.6	41.2	0.4 pp
Parliament	1.8	1.9	-0.1 pp	1.7	1.9	-0.2 pp
Virginia Slims	2.0	2.2	-0.2 pp	2.0	2.2	-0.2 pp
Basic	3.9	4.1	-0.2 pp	3.8	4.0	-0.2 pp

Focus Brands	49.3	49.2	0.1 pp	49.1	49.3	-0.2 pp
Other PM USA	1.4	1.4	0.0 pp	1.3	1.4	-0.1 pp

Total PM USA	50.7	50.6	0.1 pp	50.4	50.7	-0.3 pp

*	Retail share performance is based on data from the Information Resources, Inc. (IRI)/Capstone Total Retail Panel, which is a tracking service that uses a sample of stores to project market share performance in retail stores selling cigarettes. The panel was not designed to capture sales through other channels, including the Internet and direct mail.

PM USA is developing a new IRI/Capstone Service to track retail cigarette performance and expects to introduce this new service in the first quarter of 2009.

PM USA has been test marketing Marlboro Snus, a spit-free, smokeless tobacco pouch alternative designed especially for adult smokers, in Dallas, Texas and in Indianapolis, Indiana. Based on our consumer-driven insights and learnings from those test markets, PM USA has revamped the Marlboro Snus concept with new packaging, product enhancements and pricing. In December 2008, PM USA announced that it was replacing the existing Marlboro Snus products in the Dallas and Indianapolis test markets with the redesigned product, as well as expanding into a new test market in Arizona during the first quarter of 2009.

In January 2009, PM USA announced that it was discontinuing the Marlboro moist smokeless tobacco test market in Atlanta, Georgia and the surrounding counties. PM USA continues to believe the Marlboro brand has an important role to play in the smokeless tobacco category. PM USA is evaluating potential strategies and options for the Marlboro brand in light of Altria’s acquisition of UST’s smokeless tobacco business.

CIGARS

2008 Full Year and Fourth-Quarter Results

Middleton delivered strong income, volume and retail share results in 2008 as it benefited from PM USA’s sales expertise and infrastructure. Middleton reported net revenues of $387 million for full year 2008 and $97 million in the fourth quarter of 2008. Revenues net of excise taxes were $326 million in 2008 and $81 million in the fourth quarter of 2008. Middleton’s reported 2008 OCI was $164 million, which included charges of $18 million for integration costs. For the fourth quarter of 2008, Middleton’s OCI was $36 million, which included charges of $6 million for integration costs.

Middleton’s 2008 cigar shipment volume grew 6.2% versus the prior-year period to 1.3 billion units. For the fourth quarter, Middleton’s cigar shipment volume increased 3.4% versus the prior-year period to 311 million units.

Middleton achieved a 29.1% retail share of the machine-made large cigar segment in 2008, up 2.5 share points versus the prior-year period.1 Middleton’s share results were driven by Black & Mild, which increased its 2008 retail share by 2.8 share points versus the prior-year period to

[1]

Retail share performance is based on the 52-week and 12-week periods ending December 21, 2008 from the IRI Cigar Database for Food, Drug, Mass Merchandise and Convenience trade classes, which tracks cigar market share performance.

28.3%. For the fourth quarter, Middleton’s retail share increased 2.9 share points to 30.5%, and Black & Mild’s retail share increased 3.1 share points to 29.6% versus the prior-year period.

Altria acquired Middleton in December 2007 and Middleton’s financial results from December 12, 2007 to December 31, 2007 have been included in Altria’s consolidated 2007 results. Middleton reported net revenues of $15 million and OCI of $7 million during that time period.

FINANCIAL SERVICES

2008 Full Year and Fourth-Quarter Results

PMCC reported full year 2008 OCI of $71 million, which included a $2 million charge related to restructuring of certain SG&A functions, versus $380 million for the prior year. PMCC’s 2008 OCI was lower primarily due to a 2007 cash recovery of $214 million from assets that had been previously written down, as well as an increase in the allowance for losses, taken in the second half of 2008, totaling $100 million related to credit rating downgrades of certain lessees and financial market conditions.

For the fourth quarter of 2008, PMCC’s reported OCI declined $62 million versus the prior-year period for a loss of $26 million. PMCC’s 2008 fourth quarter results reflect an increased allowance for losses of $50 million and a $2 million charge related to a restructuring of certain SG&A functions. In the fourth quarter of 2007, PMCC reported OCI of $36 million.

PMCC remains focused on managing its portfolio of leased assets in order to maximize financial contributions to Altria. PMCC is not making new investments and expects that its OCI will vary over time as investments mature or are sold.

Altria’s Profile

As of January 6, 2009, Altria owns 100% of each of Philip Morris USA, U.S. Smokeless Tobacco Co., John Middleton Co., Ste. Michelle Wine Estates Ltd., and Philip Morris Capital Corporation. In addition, Altria holds a 28.5% economic and voting interest in SABMiller plc.

The brand portfolio of Altria’s tobacco operating companies includes such well-known names as Marlboro, Copenhagen, Skoal and Black & Mild. Trademarks and service marks related to Altria referenced in this release are the property of, or licensed by, Altria or its subsidiaries. More information about Altria is available at www.altria.com.

Forward-Looking and Cautionary Statements

This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.

Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this press release are described in Altria’s publicly filed reports, including its Annual Report on Form 10-K for the year ended December 31, 2007, and its Quarterly Report on Form 10-Q for the period ended September 30, 2008. These factors include the following: Altria’s tobacco subsidiaries (PM USA, USSTC and Middleton) are subject to intense price competition; changes in consumer preferences and demand for their products; fluctuations in raw material availability, quality and cost; fluctuations in levels of customer inventories; the effects of global, national and local economic and market conditions; changes to income tax laws; legislation, including actual and potential federal and state excise tax increases; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements on consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; governmental regulation; privately imposed smoking restrictions; and governmental and grand jury investigations. Their results are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to new consumer trends; to develop new products and markets and to broaden brand portfolios in order to compete effectively; and to improve productivity.

There can be no assurance that Altria will achieve the synergies expected of the UST acquisition or that the integration of UST will be successful. Borrowings under Altria’s new 364-Day Bridge Loan Agreement, used to fund the acquisition of UST, must be paid within one year of the closing of the UST acquisition. While Altria intends to repay the borrowings through the issuance of long-term debt, the ability to complete such issuances (and the terms of such issuances) is dependent upon market conditions. Unfavorable market conditions could result in either the inability to complete issuances or higher than expected costs, either or both of which could have a material adverse impact on Altria’s financial condition, results of operations or both.

Altria’s subsidiaries continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the companies’ understanding of applicable law and bonding requirements in the limited number of jurisdictions that do not limit the dollar amount of appeal bonds.

Altria cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.

CONTACT:

Clifford B. Fleet

Vice President, Investor Relations

804-484-8222

Daniel R. Murphy

Director, Investor Relations

804-484-8222

SOURCE: Altria Group, Inc.

Schedule 1

ALTRIA GROUP, INC.

and Subsidiaries

Consolidated Statements of Earnings

For the Quarters Ended December 31,

(in millions, except per share data)

(Unaudited)

	2008	2007	% Change

Net revenues	$4,654	$4,528	2.8%
Cost of sales	1,985	1,922	3.3%
Excise taxes on products (*)	821	826	(0.6)%

Gross profit	1,848	1,780	3.8%
Marketing, administration and research costs	663	639
Asset impairment and exit costs	55	16

Operating companies income	1,130	1,125	0.4%
Amortization of intangibles	2	-
General corporate expenses	40	86
Adjustment to third-party guarantee accrual	(10)	-
Corporate asset impairment and exit costs	100	34

Operating income	998	1,005	(0.7)%
Interest and other debt expense, net	140	15
Equity earnings in SABMiller	(123)	(118)

Earnings from continuing operations before income taxes	981	1,108	(11.5)%
Provision for income taxes	302	288	4.9%

Earnings from continuing operations	679	820	(17.2)%
Earnings from discontinued operations, net of income taxes and minority interest	-	1,368

Net earnings	$679	$2,188	(69.0)%

Per share data:
Basic earnings per share:
Continuing operations	$0.33	$0.39	(15.4)%
Discontinued operations	$-	$0.65

Net earnings	$0.33	$1.04	(68.3)%

Diluted earnings per share:
Continuing operations	$0.33	$0.39	(15.4)%
Discontinued operations	$-	$0.64

Net earnings	$0.33	$1.03	(68.0)%

Weighted average number of shares outstanding:
Basic	2,059	2,104	(2.1)%
Diluted	2,070	2,119	(2.3)%

(*)  The segment detail of excise taxes on products sold is shown in Schedule 2.

Schedule 2

ALTRIA GROUP, INC.

and Subsidiaries

Selected Financial Data by Business Segment

For the Quarters Ended December 31,

(dollars in millions)

(Unaudited)

	Net Revenues				Operating Companies Income
	Cigarettes and other tobacco products	Cigars	Financial services	Total	Cigarettes and other tobacco products	Cigars	Financial services	Total

2008	$4,520	$97	$37	$4,654	$1,120	$36	$(26)	$1,130
2007	4,472	15	41	4,528	1,082	7	36	1,125
% Change	1.1%	100%+	(9.8)%	2.8%	3.5%	100%+	(100%)+	0.4%

Reconciliation:
For the quarter ended December 31, 2007	$4,472	$15	$41	$4,528	$1,082	$7	$36	$1,125

Asset impairment and exit costs - 2007	-	-	-	-	16	-	-	16
Implementation costs - 2007	-	-	-	-	15	-	-	15

	-	-	-	-	31	-	-	31

Asset impairment and exit costs - 2008	-	-	-	-	(53)	-	(2)	(55)
Integration costs - 2008	-	-	-	-	-	(6)	-	(6)
Implementation costs - 2008	-	-	-	-	(21)	-	-	(21)

	-	-	-	-	(74)	(6)	(2)	(82)

Acquired business	-	77	-	77	-	32	-	32
Provision for Scott case - 2007	-	-	-	-	26	-	-	26
Operations	48	5	(4)	49	55	3	(60)	(2)

For the quarter ended December 31, 2008	$4,520	$97	$37	$4,654	$1,120	$36	$(26)	$1,130

(*) The detail of excise taxes on products sold is as follows:
2008	$805	$16	$-	$821
2007	$823	$3	$-	$826

Schedule 3

ALTRIA GROUP, INC.

and Subsidiaries

Consolidated Statements of Earnings

For the Twelve Months Ended December 31,

(in millions, except per share data)

(Unaudited)

	2008	2007	% Change

Net revenues	$19,356	$18,664	3.7%
Cost of sales	8,270	7,827	5.7%
Excise taxes on products (*)	3,399	3,452	(1.5)%

Gross profit	7,687	7,385	4.1%
Marketing, administration and research costs	2,487	2,357
Asset impairment and exit costs	99	344
Recoveries from airline industry exposure	-	(214)

Operating companies income	5,101	4,898	4.1%
Amortization of intangibles	7	-
General corporate expenses	276	427
Adjustment to third-party guarantee accrual	(10)	-
Gain on sale of corporate headquarters building	(404)	-
Corporate asset impairment and exit costs	350	98

Operating income	4,882	4,373	11.6%
Interest and other debt expense, net	167	205
Loss on early extinguishment of debt	393	-
Equity earnings in SABMiller	(467)	(510)

Earnings from continuing operations before income taxes	4,789	4,678	2.4%
Provision for income taxes	1,699	1,547	9.8%

Earnings from continuing operations	3,090	3,131	(1.3)%
Earnings from discontinued operations, net of income taxes and minority interest	1,840	6,655

Net earnings	$4,930	$9,786	(49.6)%

Per share data (**):
Basic earnings per share:
Continuing operations	$1.49	$1.49	-%
Discontinued operations	$0.89	$3.17

Net earnings	$2.38	$4.66	(48.9)%

Diluted earnings per share:
Continuing operations	$1.48	$1.48	-%
Discontinued operations	$0.88	$3.14

Net earnings	$2.36	$4.62	(48.9)%

Weighted average number of shares outstanding:
Basic	2,075	2,101	(1.2)%
Diluted	2,087	2,116	(1.4)%

(*)   The segment detail of excise taxes on products sold is shown in Schedule 4.

(**)   Basic and diluted earnings per share are computed independently for each period. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

Schedule 4

ALTRIA GROUP, INC.

and Subsidiaries

Selected Financial Data by Business Segment

For the Twelve Months Ended December 31,

(dollars in millions)

(Unaudited)

	Net Revenues				Operating Companies Income
	Cigarettes and other tobacco products	Cigars	Financial services	Total	Cigarettes and other tobacco products	Cigars	Financial services	Total

2008	$18,753	$387	$216	$19,356	$4,866	$164	$71	$5,101
2007	18,470	15	179	18,664	4,511	7	380	4,898
% Change	1.5%	100%+	20.7%	3.7%	7.9%	100%+	(81.3)%	4.1%

Reconciliation:
For the twelve months ended December 31, 2007	$18,470	$15	$179	$18,664	$4,511	$7	$380	$4,898

Asset impairment and exit costs - 2007	-	-	-	-	344	-	-	344
Implementation costs - 2007	-	-	-	-	27	-	-	27
Recoveries from airline industry exposure - 2007	-	-	-	-	-	-	(214)	(214)

	-	-	-	-	371	-	(214)	157

Asset impairment and exit costs - 2008	-	-	-	-	(97)	-	(2)	(99)
Integration costs - 2008	-	-	-	-	-	(18)	-	(18)
Implementation costs - 2008	-	-	-	-	(69)	-	-	(69)

	-	-	-	-	(166)	(18)	(2)	(186)

Acquired business	-	367	-	367	-	172	-	172
Provision for Scott case - 2007	-	-	-	-	26	-	-	26
Operations	283	5	37	325	124	3	(93)	34

For the twelve months ended December 31, 2008	$18,753	$387	$216	$19,356	$4,866	$164	$71	$5,101

(*) The detail of excise taxes on products sold is as follows:
2008	$3,338	$61	$-	$3,399
2007	$3,449	$3	$-	$3,452

Schedule 5

ALTRIA GROUP, INC.

and Subsidiaries

Net Earnings and Diluted Earnings Per Share

For the Quarters Ended December 31,

(dollars in millions, except per share data)

(Unaudited)

	Net Earnings	Diluted E.P.S.

2008 Continuing Earnings	$679	$0.33
2007 Continuing Earnings	$820	$0.39
% Change	(17.2)%	(15.4)%

Reconciliation:
2007 Continuing Earnings	$820	$0.39

2007 Asset impairment, exit and implementation costs	44	0.02
2007 Tax items	(113)	(0.06)

	(69)	(0.04)

2008 Asset impairment, exit, integration and implementation costs	(115)	(0.06)
2008 Financing fees	(35)	(0.01)
2008 Adjustment to third-party guarantee accrual	6	-
2008 Tax items	58	0.03

	(86)	(0.04)

Change in shares	-	0.01
Change in tax rate	(8)	-
Operations	22	0.01

2008 Continuing Earnings	$679	$0.33
2008 Discontinued Earnings	$-	$-

2008 Net Earnings	$679	$0.33

2008 Continuing Earnings Adjusted For Special Items	$765	$0.37
2007 Continuing Earnings Adjusted For Special Items	$751	$0.35
% Change	1.9%	5.7%

Schedule 6

ALTRIA GROUP, INC.

and Subsidiaries

Net Earnings and Diluted Earnings Per Share

For the Twelve Months Ended December 31,

(dollars in millions, except per share data)

(Unaudited)

	Net Earnings	Diluted E.P.S. (*)
2008 Continuing Earnings	$3,090	$1.48
2007 Continuing Earnings	$3,131	$1.48
% Change	(1.3)%	-%

Reconciliation:
2007 Continuing Earnings	$3,131	$1.48

2007 Asset impairment, exit and implementation costs	300	0.15
2007 Interest on tax reserve transfers to Kraft	50	0.02
2007 Recoveries from airline industry exposure	(137)	(0.06)
2007 Tax items	(168)	(0.09)

	45	0.02

2008 Asset impairment, exit, integration and implementation costs	(338)	(0.15)
2008 Gain on sale of corporate headquarters building	263	0.12
2008 Loss on early extinguishment of debt	(256)	(0.12)
2008 SABMiller intangible asset impairments	(54)	(0.03)
2008 Financing fees	(38)	(0.02)
2008 Adjustment to third-party guarantee accrual	6	-
2008 Tax items	58	0.03

	(359)	(0.17)

Change in shares	-	0.02
Change in tax rate	(4)	-
Operations	277	0.13

2008 Continuing Earnings	$3,090	$1.48
2008 Discontinued Earnings	$1,840	$0.88

2008 Net Earnings	$4,930	$2.36

2008 Continuing Earnings Adjusted For Special Items	$3,449	$1.65
2007 Continuing Earnings Adjusted For Special Items	$3,176	$1.50
% Change	8.6%	10.0%

(*)  Diluted earnings per share is computed independently for each period. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

Schedule 7

ALTRIA GROUP, INC.

and Subsidiaries

Condensed Consolidated Balance Sheets

(in millions of dollars)

(Unaudited)

	December 31, 2008	December 31, 2007
Assets
Cash and cash equivalents	$7,916	$4,842
Other current assets	3,160	3,281
Property, plant and equipment, net	2,199	2,422
Goodwill and other intangible assets, net	3,116	3,125
Investment in SABMiller	4,261	4,495
Other long-term assets	1,080	1,782
Total assets of discontinued operations	-	31,736

Total consumer products assets	21,732	51,683
Total financial services assets	5,483	6,063

Total assets	$27,215	$57,746

Liabilities and Stockholders’ Equity
Current portion of long-term debt	135	2,354
Accrued settlement charges	3,984	3,986
Other current liabilities	3,023	4,169
Long-term debt	6,839	1,885
Accrued postretirement health care costs	2,208	1,916
Other long-term liabilities	2,952	2,593
Total liabilities of discontinued operations	-	16,338

Total consumer products liabilities	19,141	33,241
Total financial services liabilities	5,246	5,603

Total liabilities	24,387	38,844
Total stockholders’ equity	2,828	18,902

Total liabilities and stockholders’ equity	$27,215	$57,746

Total consumer products debt	$6,974	$4,239
Total debt	$7,474	$4,739

Note: During the fourth quarter of 2008, Altria Group, Inc. corrected total comprehensive earnings to reflect its share of other comprehensive earnings or losses of SABMiller. The impact of this revision was to increase the Investment in SABMiller by $535 million, Other long-term liabilities by $187 million and Total stockholders’ equity by $348 million as of December 31, 2007.